Global Healthcare REIT Signs Three Long Term Leases to Increase Annual Rental Revenue by $646,000

ATLANTA, Georgia — August 20, 2015 — Global Healthcare REIT, Inc. (OTCQB: GBCS), a company that owns healthcare properties and leases them to senior care facility operators, has signed three long-term operating leases for its Greene Pointe, Providence and Warrenton facilities in Georgia, replacing existing leases which are set to expire on June 30, 2016.

All of the new leases will begin on July 1, 2016, with initial term of 10 years and a renewal option for an additional 10 years. The new operating leases for Green Pointe, Providence and Warrenton facilities will have an initial base rental of $40,000, $40,000, and $52,000 per month, respectively. In the aggregate, the lease payments will total $1.6 million annually, an annual increase of $646,000 from current base rent levels, and will be subject to standard annual escalators.

“These long-term leases to an experienced professional operator contain terms more reflective of the value of the properties and their cash flow generation capacity,” noted Christopher Brogdon, CEO of Global Healthcare REIT. “We see similar opportunities with our other facilities that are currently under short-term leases.”

Since the company began an acquisition program in 2013, it has purchased 11 senior healthcare facilities representing more than 1,000 beds. The company is under contract to purchase a new facility in South Carolina later this year.

About Global Healthcare REIT

Global Healthcare REIT acquires real estate properties primarily engaged in the healthcare industry, including skilled nursing homes, medical offices, hospitals and emergency care facilities. The company does not operate its own healthcare facilities, but leases its properties under long term operating leases. It currently owns interest in 11 facilities primarily across the Southeastern U.S. For further information, visit www.gbcsreit.com.

Forward-looking Statements

This press release may contain projection and other forward-looking statements. Any such statement reflects the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. There can be no assurance that the Company will be able to declare and pay cash dividends to common stockholders in the future, or the frequency or amount of such dividends, if any. A discussion of important factors that could cause actual results to differ from those presented is included in the Company’s periodic reports filed with the Securities and Exchange Commission (at http://www.sec.gov).

Investor Relations Contact:

Ron Both

Liolios Group, Inc.

Tel 949-574-3860

gbcs@liolios.com